Exhibit 10.13

EXPENSE REIMBURSEMENT AGREEMENT

THIS EXPENSE REIMBURSEMENT AGREEMENT is made and entered into as of this  7th day of August, 2009, by and between KNOX LAWRENCE INTERNATIONAL, LLC, a Delaware limited liability company (“KLI”), and MIDAS MEDICI GROUP HOLDINGS, INC., a Delaware corporation (“MMGH”) and its successors.

W I T N E S S E T H:

WHEREAS, on January 7, 2009, the principals of KLI formed Midas Medici Group Holdings, Inc. (“Midas Medici”) to acquire Mondo Acquisition I, Inc., (“Mondo”) an SEC reporting entity with the intention of merging MMGH and Mondo in order to create a public Midas Medici to acquire companies in the energy services sector;

WHEREAS, on May 15, 2009, Midas Medici purchased 100% of the issued and outstanding common stock of Mondo;

WHEREAS, on May 19, 2009, Midas Medici changed its name to Midas Medici Group Inc, (“MMG”);

WHEREAS, on May 19, 2009, MMG distributed the Mondo Stock to its stockholders and was subsequently dissolved;

WHEREAS, on May 22, 2009, Mondo Acquisition I, Inc. changed its name to Midas Medici Group Holdings, Inc. (“MMGH”);

WHEREAS, KLI has incurred and will continue to incur certain expenses and obligations on behalf of MMGH with regards to all tasks associated with all the necessary steps from the acquisition of Mondo through its acquisition of UtiliPoint;

WHEREAS, MMGH agrees to reimburse KLI for such incurred expenses and obligations upon KLI furnishing invoices for such expenses to the extent that MMGH has the resources;

WHEREAS, KLI and MMGH desire to memorialize such arrangement and their agreement by entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.           Reimbursement of Expenses.

(a)           MMGH and KLI hereby agree to such arrangement, for KLI to incur expenses and obligations on behalf of MMGH. Additionally, KLI agrees for no fee to provide any services as may be needed related to general organizational and operational activities of MMGH and certain activities in connection with MMGH’s acquisition of an operating company to the extent that KLI does not incur expenses from third parties in doing so.

(b)           MMGH hereby authorizes KLI to incur expenses and obligations and to make payments to third party services providers on behalf of MMGH in an amount of up to $350,000.

(c)           KLI shall provide to MMGH from time to time invoices for expenses and obligations directly incurred in connection therewith, and any amounts that KLI has paid or assumed liability for on behalf of MMGH under subsection (the “KLI Expenses and Obligations”).  MMGH will reimburse KLI for all KLI expenses and obligations promptly after the delivery of any invoices of such expenses and obligations provided herein including expenses and obligations previously incurred; provided that KLI may agree to permit MMGH to carry a balance owed from time to time.  MMGH hereby assumes and agrees to satisfy and discharge, as the same become due, all of the existing unreimbursed KLI Expenses.

(d)           MMGH acknowledges and agrees that KLI will not be required to devote KLI’s (or any of its employees, officers, directors, affiliates or associates) full time and business efforts to the duties of MMGH specified in this Agreement.  So long as KLI accomplishes its duties hereunder, it shall be left to the professional judgment of KLI as to the amount of time and the manner necessary to perform its duties.

2.           Term of Agreement; Termination.

(a)           This Agreement will commence as of the date hereof and will remain in effect until the one (1) year anniversary of the date hereof, unless terminated earlier in accordance with the provisions of this Agreement or extend by mutual agreement of KLI and MMGH.

(b)           Either party shall have the right to terminate this Agreement by providing 30 days prior written notice to the other party at any time during the term hereof, or upon the occurrence of any of the following events:

(i)  any material failure by such other party to perform any of its obligations under this Agreement and such failure continues uncured for fifteen (15) days after written notice of such failure is delivered to such other party; or

(ii)  the filing of a voluntary petition by such other party seeking relief under the United States Bankruptcy Code or a case or proceeding is commenced against such other party seeking a decree or order under the United States Bankruptcy Code and such case or proceeding remains undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.

3.           Compliance with Laws.  Each of the parties covenants and agrees that it will comply with all applicable federal, state and local laws, rules and regulations and pertinent provisions of all contracts, permits and pertinent agreements to which it is a party or is otherwise bound that relate to this Agreement.

4.           Standard of Care.  KLI (including any person acting for or on behalf of KLI) will not be liable for any mistakes of fact, errors of judgment, losses sustained by MMGH or acts or omissions of any kind, unless caused by the gross negligence or willful misconduct of KLI.

5.           Notices. Any notices, requests, demands and other communications required or permitted to be given under this Agreement will be in writing and, except as otherwise specified in writing, will be given by personal delivery, facsimile transmission, express courier service or by registered or certified mail, postage prepaid, return receipt requested:

Ifto KLI:	445 Park Avenue 20th Floor New York, New York 10022 Attn: Johnson Kachidza Telephone: (212) 792-0921 Facsimile: (212) 792-0958

If to MMGH:	445 Park Avenue 20th Floor New York, New York 10022 Attn: Nana Baffour Telephone: (212) 792-0922 Facsimile: (212) 792-0958

or to such other addresses as either party hereto may from time to time give notice of (complying as to delivery with the terms of this Section 5) to the other. Notice by registered or certified mail will be effective three days after deposit in the United States mail. Notice by any other permitted means will be effective upon receipt.

7.           Miscellaneous.

(a)           This Agreement shall inure to the benefit of the parties and their successors and permitted assigns.

(b)           If any term or provision of this Agreement or the application thereof to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those which are invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and be enforced to the fullest extent permitted by law.

(c)           This Agreement contains the entire agreement among the parties hereto with respect to the matters herein contained and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)           This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

(e)            This Agreement shall be governed under the laws of the State of New York.

(g)           This Agreement may only be modified or amended pursuant to written instruments executed by both parties hereto.  The obligations of the parties hereunder may be waived only with the written consent of the other party.

[Signatures appear on next page]

[Signature page to Expense Reimbursement Agreement]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto, by their duly authorized representatives, have executed this Agreement as of the date first above written.

KNOX LAWRENCE INTERNATIONAL, LLC

By:	/s/ Johnson Kachidza
Name: Johnson Kachidza
Title: Managing Principal

MIDAS MEDICI GROUP HOLDINGS, INC.

By:	/s/ Nana Baffour
Name: Nana Baffour
Title: CEO and Co-Executive Chairman